                                   EXHIBIT 11

                Helene Curtis Industries, Inc. and Subsidiaries
                       COMPUTATIONS OF EARNINGS PER SHARE
                 (Dollars in thousands, except per-share data)


                                                      For the Three Months              For the Six Months
                                                        Ended August 31,                 Ended August 31,
                                                      ---------------------             ---------------------
                                                      1995             1994             1995             1994
                                                      ----             ----             ----             ----
Primary earnings per share:

  Net earnings                                        $    7,211       $    6,597      $    7,402      $    8,033
                                                      ==========       ==========      ==========      ==========
  Weighted average number of
     shares outstanding:
    Common and Class B
       Common Shares                                   9,462,759        9,443,460       9,451,356       9,443,622
    Common stock equivalents                              28,541           33,256          56,298          23,534
                                                      ----------       ----------      ----------      ----------

      Total                                            9,491,300        9,476,716       9,507,654       9,467,156
                                                      ==========       ==========      ==========      ==========

  Primary earnings per share                          $      .76       $      .70      $      .78      $      .85
                                                      ==========       ==========      ==========      ==========


Fully diluted earnings per share:

  Net earnings                                        $    7,211       $    6,597      $    7,402      $    8,033
                                                      ==========       ==========      ==========      ==========

  Weighted average number of
     shares outstanding:
    Common and Class B
       Common Shares                                   9,462,759        9,443,460       9,451,356       9,443,622
    Common stock equivalents                              27,432           76,091          47,364          70,065
                                                     -----------       ----------      ----------      ----------

      Total                                            9,490,191        9,519,551       9,498,720       9,513,687
                                                      ==========       ==========      ==========      ==========

  Fully diluted earnings per share                    $      .76       $      .69      $      .78      $      .84
                                                      ==========       ==========      ==========      ==========




Note: Fully diluted amounts are not included on the face of the consolidated statements of earnings because they differ from primary earnings per share by less than 3%.



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